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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                       (Amendment No. _______________)*


                          Cosine Communications, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                        Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   221222102
--------------------------------------------------------------------------------
                                (CUSIP Number)

                              September 29, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [_] Rule 13d-1(b)

  [_] Rule 13d-1(c)

  [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

 ---------------------
  CUSIP No. 221222102                 13G
 ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      R. David Spreng
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          2,250
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             8,692,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          2,250
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

                          8,692,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      8,694,250 Shares (R. David Spreng is the managing member of Crescendo Ventures -- World Fund, LLC, Crescendo Ventures III, LLC, and Verbier Ventures, LLC and the chief manager of Eagle Ventures WF, LLC. All but 2,250 of such shares are also beneficially owned by each of such named entities as set forth herein.)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10

                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      8.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12

      IN
------------------------------------------------------------------------------

 ---------------------
  CUSIP No. 221222102                 13G
 ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Crescendo World Fund, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,525,867
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH
                     8
                          1,525,867
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9
      1,525,867 Shares
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10

                                                                   [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      1.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12

      OO
------------------------------------------------------------------------------

 ---------------------
  CUSIP No. 221222102                 13G
 ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Eagle Ventures WF, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Minnesota
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             73,071
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH
                     8
                          73,071
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      73,071 Shares
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10

                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      .1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12

      OO
------------------------------------------------------------------------------

 ---------------------
  CUSIP No. 221222102                 13G
 ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Crescendo III, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             6,753,255
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH
                     8
                          6,753,255
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      6,753,255 Shares
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      6.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12

      PN
------------------------------------------------------------------------------

 ---------------------
  CUSIP No. 222122102                 13G
 ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Crescendo III Executive Fund, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             200,590
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          200,590
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      200,590 Shares
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      .2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      PN
------------------------------------------------------------------------------

 ---------------------
  CUSIP No. 222122102                 13G
 ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Crescendo III, GbR
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Germany
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             139,217
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          139,217
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      139,217 Shares
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO
------------------------------------------------------------------------------

---------------------
  CUSIP No. 221222102                 13G
---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Crescendo Ventures III, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             7,093,062
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,093,062
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,093,062 Shares (Crescendo Ventures III, LLC is the general partner of Crescendo III, L.P. and Crescendo III Executive Fund, L.P. and the managing partner of Crescendo III, GbR. Such shares are also beneficially owned by each of such named entities as set forth herein.)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      6.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO
------------------------------------------------------------------------------

---------------------
  CUSIP No. 221222102                 13G
---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Crescendo Ventures - World Fund, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,525,867
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

                          1,525,867
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      1,525,867 Shares (Crescendo Ventures - World Fund, LLC is the managing member of Crescendo World Fund, LLC; such shares are also beneficially owned by Crescendo World Fund, LLC.)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10

                                                                      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      1.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12

      OO
------------------------------------------------------------------------------

---------------------
  CUSIP No. 221222102                 13G
---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Verbier Ventures, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Minnesota
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             139,217
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          139,217
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      139,217 Shares (Verbier Ventures, LLC is the managing partner of Crescendo III, GbR; such shares are also beneficially owned by Crescendo III, GbR.)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      .1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO
------------------------------------------------------------------------------

Item 1.
         (a)  Name of Issuer:

              Cosine Communications, Inc.

         (b)  Address of Issuer's Principal Executive Offices:

              3200 Bridge Parkway
              Redwood City, CA 94065

Item 2.
         (a)  Name of Person Filing

              1.  Crescendo World Fund, LLC
              2.  Eagle Ventures WF, LLC
              3.  Crescendo III, LP
              4.  Crescendo III Executive Fund, LP
              5.  Crescendo III, GbR
              6.  Crescendo Ventures III, LLC
              7.  Crescendo Ventures - World Fund, LLC
              8.  Verbier Ventures, LLC
              9.  R. David Spreng

         (b)  Address of Principal Business Office or, if none, Residence

         The principal business office of each filing person is as follows:

              800 LaSalle Avenue
              Suite 2250
              Minneapolis, MN 55402

         (c)  Citizenship

              1.  Crescendo World Fund, LLC - Delaware
              2.  Eagle Ventures WF, LLC - Minnesota
              3.  Crescendo III, LP - Delaware
              4.  Crescendo III Executive Fund, LP - Delaware
              5.  Crescendo III, GbR - Germany
              6.  Crescendo Ventures III, LLC - Delaware
              7.  Crescendo Ventures - World Fund, LLC - Delaware
              8.  Verbier Ventures, LLC - Minnesota
              9.  R. David Spreng - United States of America

         (d)  Title of Class of Securities:  Common Stock, $0.0001 par value

         (e)  CUSIP Number: 221222102

Item 3.  Not Applicable

Item 4.  Ownership

         (a) Amount Beneficially Owned: See the responses to Item 9 on the attached cover pages.

         (b) Percent of Class: See the responses to Item 11 on the attached cover pages.

         (c)  Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote: See the responses to Item 5 on the attached cover pages.

              (ii) Shared power to vote or to direct the vote: See the responses to Item 6 on the attached cover pages.

              (iii) Sole power to dispose or to direct the disposition of: See the responses to Item 7 on the attached cover pages.

              (iv) Shared power to dispose or to direct the disposition of: See the responses to Item 8 on the attached cover pages.

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         See attached Exhibit A.

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         Not Applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

     Dated: February 9, 2001


     /s/ R. David Spreng
----------------------------------------
     R. David Spreng

CRESCENDO WORLD FUND, LLC                  EAGLE VENTURES WF, LLC
By:  Crescendo Ventures - World Fund, LLC
Its: Managing Member                       By:  /s/ R. David Spreng
                                                ------------------------------
                                                R. David Spreng, Chief Manager

By:  /s/ R. David Spreng
     -----------------------------------
     R. David Spreng

CRESCENDO III, L.P.                        CRESCENDO III EXECUTIVE FUND, L.P.
By:  Crescendo Ventures III, LLC           By:  Crescendo Ventures III, LLC
Its: General Partner                            Its:  General Partner

By:  /s/ R. David Spreng                   By:  /s/ R. David Spreng
     -----------------------------------        --------------------------------
     R. David Spreng                            R. David Spreng

CRESCENDO III, GbR                         CRESCENDO VENTURES -- WORLD FUND, LLC
By:  Crescendo Ventures III, LLC and
     Verbier Ventures, LLC                 By:  /s/ R. David Spreng
Its: Managing Partners                          --------------------------------
                                                R. David Spreng, Managing Member

By:  /s/ R. David Spreng                   VERBIER VENTURES, LLC
     -----------------------------------
     R. David Spreng

                                           By:  /s/ R. David Spreng
                                                --------------------------------
CRESCENDO VENTURES III, LLC                     R. David Spreng, Manager Member

By:  /s/ R. David Spreng
     -----------------------------------
     R. David Spreng, Managing Member



     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S) 240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                                                       Exhibit A



                             Joint Filing Statement

     Pursuant to Rule 13d-1(k)(1), the undersigned hereby express their agreement that the attached Schedule 13G is filed on each of their behalf.

     Dated: February 9, 2001



     /s/ R. David Spreng
----------------------------------------
     R. David Spreng

CRESCENDO WORLD FUND, LLC                  EAGLE VENTURES WF, LLC
By:  Crescendo Ventures - World Fund, LLC
Its: Managing Member                       By:  /s/ R. David Spreng
                                                --------------------------------
                                                R. David Spreng, Chief Manager

By:  /s/ R. David Spreng
     -----------------------------------
     R. David Spreng

CRESCENDO III, L.P.                        CRESCENDO III EXECUTIVE FUND, L.P.
By:  Crescendo Ventures III, LLC           By:  Crescendo Ventures III, LLC
Its: General Partner                            Its:  General Partner

By:  /s/ R. David Spreng                   By:  /s/ R. David Spreng
     -----------------------------------        ------------------------------
     R. David Spreng                            R. David Spreng

CRESCENDO III, GbR                         CRESCENDO VENTURES -- WORLD FUND, LLC
By:  Crescendo Ventures III, LLC and
     Verbier Ventures, LLC                 By:  /s/ R. David Spreng
Its: Managing Partners                          --------------------------------
                                                R. David Spreng, Managing Member

By:  /s/ R. David Spreng                   VERBIER VENTURES, LLC
     -----------------------------------
     R. David Spreng

                                           By:  /s/ R. David Spreng
                                                --------------------------------
CRESCENDO VENTURES III, LLC                     R. David Spreng, Manager Member

By:  /s/ R. David Spreng
     -----------------------------------
     R. David Spreng, Managing Member